EXHIBIT 10.13

SUMMARY SHEET OF DIRECTOR FEES AND EXECUTIVE OFFICER COMPENSATION

I.    Director Compensation

As compensation for their service as directors of The Providence Service Corporation (the “Company”), each non-employee member of the Board of Directors (the “Board”) receives a $10,000 annual stipend, except for the Audit Committee Chair who receives a $28,800 annual stipend. Payment of the annual stipends is made on a quarterly basis following each quarter of service. Additionally, each non-employee member of the Board receives $3,500 for each Board meeting attended in person, $1,000 for each telephonic meeting of the Board participated in, and $1,000 for each committee meeting attended or participated in by telephone of which such non-employee member of the Board is a member that is not held the same day as a Board meeting, except that the Audit Committee Chair receives $2,500 for each Audit Committee meeting attended or participated in by telephone that is not held the same day as a Board meeting.

In addition, each non-employee member then serving on the first business day of each January receives a ten year option to purchase 10,000 shares of the Company’s common stock under the Company’s 2003 Stock Option Plan with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. For services to be rendered in 2006, each non-employee director was awarded an option to purchase 10,000 shares of the Company’s common stock on December 6, 2005 under the Company’s 2003 Stock Option Plan in lieu of receiving the award in January 2006. On December 29, 2005, the vesting of all unvested options then outstanding, including those options awarded to non-employee directors, were accelerated.

II.    Executive Compensation

Base Salaries

The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who were named in the Summary Compensation Table in the Company’s definitive proxy statement filed with the SEC on April 20, 2005 and each executive officer expected to be named in the Summary Compensation Table in the Company’s definitive proxy statement to be filed with the SEC with respect to the Company’s 2006 annual stockholders meeting (the “Named Executive Officers”).

Name	Base Salary
Fletcher Jay McCusker	$250,000
William Boyd Dover	190,000
Michael N. Deitch	195,000
Fred D. Furman	195,000
Craig A. Norris	200,000

Bonuses

Annual Incentive Compensation Plan

Each Named Executive Officer is eligible to receive a bonus under the Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan is designed as a team bonus and is not triggered unless the Company meets or exceeds its budgeted net income and earnings per share for fiscal 2006 (calculated after giving effect to any bonuses accrued under the Annual Incentive Compensation Plan and the Quarterly Incentive Bonus Plan). Individuals of the bonus team are eligible to receive a cash bonus as follows: (1) if net income and earnings per share exceeds budgeted target amounts by 1% to 5%, the cash bonus payable to each individual will be 25% of the individual’s 2006 base salary; and (2) if net income and earnings per share exceeds budgeted target amounts by more than 5%, the cash bonus payable to each individual will be 50% of the individual’s 2006 base salary.

Quarterly Incentive Bonus Plan

Each Named Executive Officer is eligible to receive a bonus under the Quarterly Incentive Bonus Plan. The Quarterly Incentive Bonus Plan is designed as a team bonus and is triggered if the Company meets or exceeds its budgeted net income and earnings per share for each quarter during the Company’s fiscal year (calculated after giving effect to any bonuses accrued under the Quarterly Incentive Bonus Plan and the Annual Incentive Compensation Plan). Individuals of the bonus team are eligible to receive a cash bonus of $5,000 for each quarter the bonus is triggered under the Quarterly Incentive Bonus Plan. The total annual amount each individual of the bonus team may receive under the Quarterly Incentive Bonus Plan is $20,000.

Participation in Stock Option Plan and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the Company’s 2003 Stock Option Plan;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees; and

•	Participate in certain health and dental benefits for their family, which are not available to all salaried employees.